AGREEMENT

This agreement, effective as of July 22, 2017, is entered into as of this 6th day of September, 2017 by and between The Davey Tree Expert Company, an Ohio corporation (the "Company"), and Karl J. Warnke, non-executive Chairman of the Board and retired Chief Executive Officer of the Company (''Warnke").

Warnke retired from active employment with the Company, and was succeeded as CEO by Pat Covey, as of July 21st, 2017. The Company and Warnke intend that Warnke will remain in his current capacity of non-executive Chairman of the Board during the remainder of his current term as a director, concluding with the 2018 Annual Meeting of Shareholders, currently anticipated to be held in May 2018 (the "2018 Annual Meeting). The purpose of this Agreement is to set forth the Company's and Warnke's mutual understanding as to certain matters pertaining to his service as non-executive Chairman of the Board.

In consideration of the mutual covenants and agreements set forth herein, the Company and Warnke hereby agree as follows:

1.    Non-Executive Chairman, Agreed Service Period. During the Agreed Service Period (as hereinafter defined), Warnke will continue as a member of the Board of Directors of the Company and will continue to hold the position of non-executive Chairman of the Board. For the purposes of this Agreement the term of Warnke's service as non-executive Chairman of the Board under this Agreement commenced with the effectiveness of his retirement as CEO on July 21, 2017 and, unless extended as provided in Section 2 below, will continue through the conclusion of the 2018 Annual Meeting (the "Agreed Service Period").

2.    Extension of Service.

2.1    Warnke presently intends to stand for re-election to the Board for a three-year term commencing with the election of directors at the 2018 Annual Meeting. Warnke will promptly consult with the Company if, subsequent to the date of this Agreement, his intention in this regard changes.

2.2     Unless Warnke advises the Company to the contrary as provided in Section 2.1, management of the Company will recommend to the Corporate Governance Committee of the Board and to the Board that Warnke be nominated for re-election to the Board for a three-year term commencing with the election of directors at the 2018 Annual Meeting.

2.3     Subject to his re-election as a director by the shareholders of the Company at the 2018 Annual Meeting, management of the Company will recommend to the Board that Warnke be re-appointed non-executive Chairman of the Board for an additional one-year term, commencing with the organizational meeting of the Board held in conjunction with the 2018 Annual Meeting and continuing through the conclusion of the 2019 Annual Meeting of Shareholders, currently anticipated to be held in May 2019 (the "2019 Annual Meeting"). If the Board so re-appoints Warnke, the Agreed Service Period will thereafter continue through the conclusion of the 2019 Annual Meeting.

2.4     Subject to his re-election as director and re-appointment as non-executive Chairman as provided above in this Section 2, it is understood and agreed that Warnke will retire as non-executive Chairman of the Board effective at the 2019 Annual Meeting but will continue thereafter to serve as a director of the Company for the remainder of the three-year term that will have commenced with his re-election as a director at the 2018 Annual Meeting.

3.     Duties and Responsibilities During the Agreed Service Period. During the Agreed Service Period, Warnke will continue to act as non-executive Chairman of the Board and, in addition to the duties and responsibilities applicable to all members of the Board of Directors, will:

3.1    Preside at all meetings of the Board of Directors, at all executive sessions of the Board of Directors, but excluding the Annual Meeting of Shareholders.

3.2    Develop the agenda for and moderate executive sessions of the Board.

3.3    Coordinate the development and preparation of the agenda for Board meetings with the Chief Executive Officer and Chief Financial Officer and cooperate in effecting the timely distribution of the agendas.

3.4    Ensure the quality, quantity, and timeliness of the flow of information between management and the Board and, where appropriate, request the inclusion of certain items in the materials circulated to the Board.

3.5    Assist the Governance Chair with agenda items and committee priorities as a member of the Governance Committee

3.6    Along with the Governance Committee, lead the process of sourcing and interviewing potential Board candidates and Board succession strategy.

3.7    Schedule bi-weekly meetings (or more frequently as requested) with Pat Covey.

3.8    Oversee the Board's activities and, consistent with the committees' respective charters, assign tasks to Board committees.

3.9    Facilitate a candid and full deliberation of all key matters that come before the Board.

3.10    Facilitate briefings of the CEO on issues arising out of Board executive sessions, either by the full board or by the non-executive Chairman.

3.11    Review governance practices of the board, the performance of the Board and the performance of the members of the Board.

3.12    Perform such other duties, not inconsistent with the foregoing, as may be specifically assigned to him by the Board or the Chief Executive Officer during the Agreed Service Period.

4.     Other Services. During the period commencing with the date hereof and concluding May 31, 2018, Warnke will also perform the following services (the "Other Services"):

4.1    Chair 2017 Standing Rock Annual Board Meeting.

4.2    Chair 2017 Surgery Company Annual Board Meeting, The Care of Trees Annual Board Meeting, Wolf Tree Annual Board Meeting, and Wetland Studies and Solutions Annual Board Meeting.

4.3    Participate in and facilitate the 50l(c)(3) due diligence/feasibility study for the "Davey Science and Learning Foundation."

4.4    Pursue, in cooperation with management of the Company, site development/land use of the Davey East Campus property.

4.5    Provide content, edit and complete Green Leaves II

4.6    Continue service as Chair for the Canada Annual Meeting in second quarter of 2018.

4.7    Complete transitional CEO-function information that may require further explanation (i.e. goal setting, compensation, MICP, Corporate Communications, etc.), with the understanding that the CEO will execute all processes and make all final decisions. These transition items should be completed by December 31, 2017.

5.    Expected Time Commitment. Warnke's performance of the Other Services will involve a variable time commitment through May 30, 2018. Warnke's manner and times of performance of the Other Services will be within his discretion and will not be dictated by the Company, but Warnke will devote sufficient time and attention to the Other Services so as to ensure their performance in an appropriate and timely manner and will participate in specific meetings or engagements within the scope of the Other Services at the agreed times and places. Additional, unanticipated time or expenses for Warnke's services provided to the Company will require the advance approval of the CEO or CFO and, if so approved, will be compensated upon submitting a written request to the Compensation Committee.

6.    Compensation.

6.1    Consistent with the recommendations in the "Pay Governance" report dated July 21, 2017, page 2, under the heading "Warnke, Nonexecutive COB", as full compensation for his services to the Company as non-executive Chairman of the Board and under this Agreement, the Company will pay to Warnke, as an independent contractor, during the Agreed Service Period:

6.1.1    A one-time fee of $25,000 for "transition-related services" (this includes $7,500 for the normal Chairman of the Board fee reimbursement).

6.1.2    In accordance with the Company's director compensation program as from time to time in effect, the Company's regular pay for Board service (e.g. Board retainer, meeting fees, RSU's).

6.2    The compensation provided for in Section 6.1 above will be paid and computed as follows:

6.2.1    The one-time fee of $25,000 provided for in Section 6.1.1 above shall be paid within thirty (30) days of the date hereof.

6.2.2    Any other Board retainer fees to be paid in cash will, for the term ending with the 2018 Annual Meeting, be annualized and prorated over 10 months. Board and committee. The prorated Board retainer fees, any meeting fees paid in cash for the term ending with the 2018 Annual Meeting, and any Board retainer and other meeting fees paid in cash for any applicable term after the 2018 Annual Meeting, will be paid at the times and in the manner provided for in the Company's director compensation program as from time to time in effect.

6.2.3    Board RSU's awarded for the term ending with the 2018 Annual Meeting will be annualized and prorated over 10 months and valued in accordance with the Company's director compensation program as from time to time in effect. Board RSU's awarded for any applicable term after the 2018 Annual Meeting will be awarded and valued in accordance with the Company's director compensation program as from time to time in effect.

6.3    Fifty percent (50%) of the number of Stock Appreciation Rights previously awarded to Warnke as CEO as of January 1, 2017 shall be deemed to have vested as of July 21, 2017 and shall be exercisable by Warnke in accordance with their other terms at any time before October 21, 2017, and the terms under which such SARs were originally awarded to Warnke pursuant to the Compensation Committee Rules under the Company's 2014 Omnibus Stock Plan (the "Rules"), 50% (fifty percent) are hereby amended accordingly.

6.4    With respect to the Performance Restricted Stock Units ("PRSUs") previously awarded to Warnke as CEO as of January 1, 2017, Warnke's final award reflecting the determination of the Company's "return on average invested capital" for 2017 in accordance with the terms of Warnke's 2017 award shall be determined on the basis of a target award of 1700 PRSUs, and the terms under which such PRSUs were originally awarded to Warnke pursuant to the Rules are hereby amended accordingly.

6.5    Warnke's final award for fiscal-year 2017 under the Company's Management Incentive Compensation Plan (the "MICP") shall be calculated with reference to a target MICP award amount of $290,913, and the terms under which Warnke's award were originally determined pursuant to the MICP are hereby amended accordingly. His discretionary annual bonus for 2017 (payable in 2018) shall be $55,000 (calculated at 50% of Warnke's actual discretionary bonus for 2016, paid in 2017).

7.    Support Services. During the Agreed Service Period, the Company will provide to Warnke, at no cost to him, office, telephone, computer, and secretarial services to the extent appropriate to enable him to perform his services as non-executive Chairman of the Board and the Other Services.

8.    Expenses. The Company will reimburse Warnke for all reasonable expenses incurred in the performance of his services to the Company as non-executive Chairman of the Board and the Other Services under this Agreement, subject to the same requirements for appropriate approval and documentation as is applicable generally to other non-employee members of the Board of Directors.

9.    Indemnification. The Company will indemnify Warnke with respect to his services as non-executive Chairman of the Board under this Agreement to the fullest extent permitted under Ohio law and the Company's Code of Regulations.

10.    Status. Warnke's status vis-a-vis the Company under this Agreement is that of an independent contractor and he is neither an employee nor agent of the Company.

11.    Termination of Agreed Service Period.

11.1    At Expiration of Term. Warnke's tenure as non-executive Chairman of the Board under this Agreement will terminate at the conclusion of the Agreed Service Period.

11.2    Removal and Effect of Removal. Warnke's tenure as non-executive Chairman of the Board under this Agreement will be terminated if he is removed from his position as a director of the Company before the expiration of his then-current term due to gross negligence or willful misconduct in the performance of his duties as a director. Upon any such removal, the Company will be relieved of its obligation to pay any further fees to Warnke pursuant to Section 6.

11.3    Effect of Death or Disability. If Warnke dies or becomes disabled at any time before the conclusion of the Agreed Service Period and, at the time of his death or the onset of his disability, he retained the position of non-executive Chairman of the Board, the Company will continue to pay to Warnke or to his estate (or, if Warnke so directs by notice to the Company before his death or disability, to a beneficiary designated by Warnke) all of the payments contemplated by Section 6.

12.    Assignment and Binding Effect. The obligations of the parties under this Agreement may not be assigned or transferred except upon the written consent of both parties hereto. This Agreement will be binding upon and inure to the benefit of Warnke (or his estate or beneficiary, as provided in Section 11.3 above) and the Company and their permitted assigns.

13.    Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and, except as provided herein, supersedes all prior understanding, whether written or oral, with respect to the subject matter hereof.

14.    Governing Law. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary.

15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but each of which together will constitute but one and the same instrument.

In witness whereof, the parties have executed this Agreement effective as of the date first written above.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ J. Dawson Cunningham	By:	/s/ Karl J. Warnke
	Chairman, Compensation Committee		Karl J. Warnke